AMG FUNDS III

AMENDMENT NO. 33 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

September 11, 2026

The undersigned, constituting at least a majority of the Trustees of AMG Funds III (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.11 of the Declaration of Trust provides that the Trustees may authorize the division of shares into two or more series and that the different series shall be established and designated upon the execution of a majority of the then Trustees of an instrument setting forth such establishment and designation;

WHEREAS, a majority of the Trustees wish to redesignate AMG GW&K ESG Bond Fund as AMG GW&K Enhanced Core Bond Fund;

NOW THEREFORE, effective as of September 11, 2026, pursuant to Section 5.11 of the Declaration of Trust, the undersigned, constituting a majority of the Trustees of the Trust, pursuant to Section 5.11 of the Declaration of Trust, do hereby redesignate AMG GW&K ESG Bond Fund as AMG GW&K Enhanced Core Bond Fund.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jill R. Cuniff
Name: Jill R. Cuniff

/s/ Kurt A. Keilhacker
Name: Kurt A. Keilhacker

/s/ Peter W. MacEwen
Name: Peter W. MacEwen

/s/ Eric Rakowski
Name: Eric Rakowski

/s/ Victoria L. Sassine
Name: Victoria L. Sassine

/s/ Garret W. Weston
Name: Garret W. Weston